Exhibit 99.1

Mesa Labs Reports Record Third Quarter Revenues and Adjusted Operating Income

Lakewood, Colorado, February 4, 2019 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues and adjusted operating income for the third quarter ended December 31, 2018.

In comparison to the same quarter in the prior year, third quarter revenues increased 13 percent to $26,682,000, operating income increased 113 percent to $1,320,000 and net income increased 108 percent to $858,000, or $0.21 per diluted share of common stock. Operating and net income in the third quarter were impacted by an unusual item (before tax) consisting of a $3,669,000 expense related to an impairment loss on goodwill and long-lived assets associated with the Packaging Division. Operating and net loss for the third quarter ended December 31, 2017 were impacted by unusual items (all before tax) consisting of a $13,819,000 expense related to an impairment loss on goodwill associated with the Packaging Division, a $1,700,000 expense related to an increase in the Cold Chain Monitoring Division inventory reserve, and a $150,000 expense related to relocation costs associated with the consolidation of our Sterilization and Disinfection Control facilities into our new building in Bozeman, Montana.

For the nine months ended December 31, 2018, in comparison to the same period in the prior year, revenues increased 11 percent to $76,689,000, operating income increased 262 percent to $7,222,000 and net income increased 184 percent to $6,082,000, or $1.51 per diluted share of common stock. Operating and net income for the nine months ended December 31, 2018 were impacted by unusual items (all before tax) consisting of a $3,300,000 expense related to an estimate of our potential loss associated with the TCPA lawsuit and the $3,669,000 impairment loss discussed above. Operating and net loss before tax for the nine months ended December 31, 2017 were impacted by unusual items (all before tax) consisting of $13,819,000, $1,916,000 and $772,000 in expenses related to the impairment of goodwill, reserve for the Cold Chain Monitoring Division inventory and relocation costs, respectively as discussed above. Net loss for the nine months ended December 31, 2017 was also impacted by an unusual item (before tax) consisting of a $300,000 expense (included in other expense, net), related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were forecasted.

On a non-GAAP basis, adjusted operating income1 for the three and nine months ended December 31, 2018 increased 23 percent to $7,400,000, or $1.83 per diluted share of common stock and 18 percent to $18,733,000, or $4.64 per diluted share of common stock, respectively as compared to the same periods in the prior year. Adjusted operating income for both the three and nine month periods were fully impacted by the same operating income (loss) items noted above (excluding impairment losses which are excluded from adjusted operating income). Excluding unusual items in both periods, adjusted operating income for the three and nine months ended December 31, 2018 decreased six percent to $7,400,000, or $1.83 per diluted share of common stock and increased 19 percent to $22,033,000, or $5.46 per diluted share of common stock, respectively as compared to the same periods in the prior year.

“Core financial performance in the third quarter was strong with revenues ex Packaging up 12 percent overall and 10 percent organically, gross margin expansion of 500 basis points and adjusted operating income increasing 23 percent. However, when excluding unusual items in both quarters, gross margin percentage decreased 280 basis points and adjusted operating income decreased six percent for the quarter. The gross margin percentage decrease was largely due to a mix shift toward our two lowest gross margin percentage divisions, Cold Chain Monitoring and Packaging along with declines in those division’s gross margin percentages as described below. In addition to the gross margin impacts, the decrease in adjusted operating income percentage was also impacted by additional investments in sales capacity and recruiting costs.

Operational improvements continued with inventories declining by nine percent versus the second quarter of this year” said Gary Owens, President and Chief Executive Officer. “We deepened implementation of The Mesa Way! with our Breakthrough kaizen week in Denver where we ran four different kaizens in parallel. Additionally, we had an initial kaizen event in Bozeman and have scheduled kaizen events in our Butler facility and a second Breakthrough event, this time in Bozeman. We also continued our inorganic investment program with the acquisition of Point Six Wireless, the leading hardware provider to the Continuous Monitoring market and completed the implementation of NetSuite in our European operations.

●

Sterilization and Disinfection Control (43 percent of revenues in 3Q19), delivered nine percent revenues growth in the quarter with six percent organic growth. Third quarter gross profit margin percentage rose 110 basis points versus the same quarter in the prior year but was down 30 basis points when excluding the impact of unusual items. Final product validations are complete and on time delivery rates to customers are at an all-time high. This finalizes all aspects of the Bozeman, Montana consolidation.

●	Instruments (35 percent of revenues in 3Q19) revenues grew 14 percent versus the same quarter last year both in total and organically. Gross profit margin percentage expanded 50 basis points.

●

Cold Chain Monitoring (14 percent of revenues in 3Q19) revenues were up 15 percent in the quarter in total and 14 percent organically. Due to timing, the Point Six Wireless acquisition did not have a significant impact in the quarter. Gross profit margin percentage increased 4,330 basis points in the quarter vs the prior year, but shrank 860 basis points excluding unusual items, due to an abnormally high quarter in FY18. Third quarter gross margin percentage is consistent with YTD results.

●

Cold Chain Packaging (8 percent of revenues in 3Q19) grew 29 percent in the quarter. This more than offset the prior quarter’s decline and brings year to date growth to 26 percent. Growth for both the quarter and YTD are driven by the normalization in the order rate of the division’s largest customer. Gross profit margin percentage in the quarter decreased 1,490 basis points versus the same quarter last year primarily due to increased raw material costs that we are unable to pass along to customers on timely basis. As the division continued to fail to meet profitability expectations, we further impaired the related goodwill and long-lived assets by $3,669,000 in Q319. The remaining balance of goodwill and intangible assets is $1,109,000 as of December 31, 2018.

As noted previously, we continue to carefully expand our investment in sales and marketing and, to a lesser extent, research and development to power our near and long-term organic growth” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill and long-lived assets. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Revenues	$26,682	$23,671	$76,689	$69,298
Cost of revenues	11,048	10,990	31,387	30,713
Gross profit	15,634	12,681	45,302	38,585
Impairment loss on goodwill and long-lived assets	3,669	13,819	3,669	13,819
Other operating expenses	10,645	8,950	34,411	29,224
Operating income (loss)	1,320	(10,088)	7,222	(4,458)
Other expense, net	372	438	568	1,659
Earnings (loss) before income taxes	948	(10,526)	6,654	(6,117)
Income tax expense	90	560	572	1,099
Net income (loss)	$858	$(11,086)	$6,082	$(7,216)

Net income (loss) per share (basic)	$0.22	$(2.93)	$1.58	$(1.92)
Net income (loss) per share (diluted)	0.21	(2.93)	1.51	(1.92)

Weighted average common shares outstanding:
Basic	3,855	3,781	3,840	3,765
Diluted	4,045	3,781	4,037	3,765

Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2018 (Unaudited)	March 31, 2018
Cash and cash equivalents	$5,729	$5,469
Other current assets	26,832	26,519
Total current assets	32,561	31,988
Property, plant and equipment, net	22,997	23,593
Other assets	102,602	108,520
Total assets	$158,160	$164,101

Liabilities	$50,567	$64,740
Stockholders’ equity	107,593	99,361
Total liabilities and stockholders’ equity	$158,160	$164,101

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Operating income (loss)	$1,320	$(10,088)	$7,222	$(4,458)
Amortization of intangible assets	1,716	1,834	5,418	5,062
Stock-based compensation expense	695	438	2,424	1,423
Impairment loss on goodwill and long-lived assets	3,669	13,819	3,669	13,819
Adjusted operating income	$7,400	$6,003	$18,733	$15,846

Adjusted operating income per share (basic)	$1.92	$1.59	$4.88	$4.21
Adjusted operating income per share (diluted)	1.83	1.59	4.64	4.21

Weighted average common shares outstanding:
Basic	3,855	3,781	3,840	3,765
Diluted	4,045	3,781	4,037	3,765

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill and long-lived assets. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any, and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries.  Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) to help our customers ensure product integrity, increase patient and worker safety, and improve quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “will”, “estimate,” "expect," "project," “anticipate,” “intend” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2018, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com